FORM 4

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP



Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a)of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940


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1.  Name and Address of Reporting Person

    Gauthier     John            T.
    Gauthier     Anita
   ------------------------------------
   (Last)       (First)         (Middle)


    18003 Gerritt Place
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               (Street)


    Cerritos       CA           90703
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   (City)         (State)      (Zip)

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2.  Issuer Name and Ticker or Trading Symbol

    Bridge Technology, Inc.           BRDG
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3.  IRS or Social Security Number of Reporting Person (Voluntary)

    ###-##-####
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4.  Statement for Month/Year

    January 2002
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5.  If Amendment, Date of Original (Month/Year)


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6.  Relationship of Reporting Person to Issuer (Check all applicable)

    (X) Director         ( ) 10% Owner      ( ) Other (specify below)

    (X) Officer (give title below)

             CFO
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Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
____________________________________________________________________________________

1.Title    2.Trans-   3.Trans-   4.Securities Acquired  5.Amount  6.Owner-  7.Nature
  of         action     action     (A) or Disposed of     of Se-    ship      of In-
  Secu-      Date       Code       (D) (Instr. 3,4 & 5)   curties   Form:     direct
  rity      (Month/    (Instr.8)                          Benefi-   Direct    Bene-
 (Instr.3)   Day/Yr)                                      cially    (D) or    ficial
                                                          Owned at  Indirect  Owner-
--------------------------------------------------------  End of    (I)       ship
                        Code   V   Amount  (A) or  Price  Month
                                           (D)
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  Common     01/02/02   A      V   1,000    A      1.14   100,206    D
  Stock
___________________________________________________________________________________

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
____________________________________________________________________________________

1.Title of  2.Conver- 3.Trans-  4.Trans-  5.Number   6.Date Exer-    7.Title and
  Deriva-     sion      action    action    of Deri-   cisable and     Amount of
  tive Se-    or Ex-    Date      Code      vative     Expiration      Underlying
  curity      ercise    (Month/             Securi -   Date (Month/    Securities
              Price     Day/Yr)             ties Ac-   Day/Yr)
              of De-                        quired
              rivative                      (A) or
              Security                      Disposed
                                            of (D)
                                 ---------------------------------------------------
                                 Code  V    (A)  (D)  Date   Expira-  Title   Amount
                                                      Exer-  tion             or No.
                                                      cis-   Date             of
                                                      able                    Shares
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  None        None      None     None  None None None None   None     None    None
____________________________________________________________________________________



Table II (cont.)
____________________________________________________________________________________
8.  Price of Deriva-   9. No. of Derivative   10. Ownership Form     11. Nature of
    tive Security         Securities Bene-        of Derivative          Indirect
                          ficially Owned          Derivative Se-         Beneficial
                          at End of Month         curity: Direct (D)     Ownship
                                                  or Indirect (I)
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    None                  None                    None                   None
____________________________________________________________________________________


John T. Gauthier                              01/25/2002
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Signature of Reporting Persion                Date